Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, $0.0001 par value per share, of FingerMotion, Inc., a Delaware corporation, dated as of November 18, 2022, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:    November 18, 2022

ACUITAS CAPITAL LLC

By:	/s/ Terren S. Peizer
Terren S. Peizer, Chairman

ACUITAS GROUP HOLDINGS, LLC

By:	/s/ Terren S. Peizer
Terren S. Peizer, Chairman

/s/ Terren S. Peizer
Terren S. Peizer